Exhibit 99.1

Greenlane Reports Q2 2021 Revenue of $34.7 million and Record Core Revenue of $34.5 Million

BOCA RATON, Fla., August 17, 2021 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today reported financial results for the second quarter ended June 30, 2021 ("Q2 2021").

Q2 2021 Highlights

•	Total revenue increased 7.1% to $34.7 million for Q2 2021, compared to $32.4 million for Q2 2020;
▪	Q2 2021 core revenue (defined as non-nicotine revenue) grew 14.9% to $34.5 million, compared to $30.0 million in Q2 2020;
•	Achieved third consecutive quarterly sales record for Greenlane Brands, which grew to $9.0 million in Q2 2021, up 62.5% compared to $5.5 million in sales for Q2 2020;
▪	Greenlane Brands accounted for 25.9% of Q2 2021 total revenue compared with 17.1% of total revenue for Q2 2020;
•	Successfully transitioned to core business lines. Core revenue accounted for 99.3% of total revenue for Q2 2021;
•	Gross profit and gross margin grew by $1.0 million and 1.3%, respectively, to $7.8 million and 22.4%, compared to $6.8 million and 21.0% in Q2 2020;
•	Subsequent to quarter end, the Company completed a $32.0 million registered direct offering priced at-the-market.

Management Commentary

“Our second quarter 2021 results reflect the success of our efforts to drive growth in our core business lines and higher margin Greenlane brands,” said Aaron LoCascio, Greenlane’s Chairman and Chief Executive Officer. “I am proud of our accomplishments and want to thank our entire team for their ongoing dedication as we execute on the opportunity ahead. During the quarter, we drove solid Greenlane Brands revenue growth, up 62% year over year and representing 26% of our total Q2 revenue, supported by strong organic growth."

Mr. LoCascio added, "Our focus on growing our portfolio of owned brands and driving strong performance from our existing brand portfolio, combined with our pending merger with KushCo, has positioned our business to be the leader in the ancillary cannabis space and to build strong, long-term value for both our customers, partners, employees, and shareholders."

Financial Summary

	Three Months Ended June 30,		%
	2021	2020	Change
Net Sales	$34,715	$32,400	7.1%
Core (non-nicotine) Sales	$34,463	$29,984	14.9%
% of Net Sales	99.3%	92.5%
Greenlane Branded Sales	$8,981	$5,528	62.5%
% of Net Sales	25.9%	17.1%
Non-Greenlane Brands	$25,482	$24,456	4.2%
% of Net Sales	73.4%	75.5%
Non-Core Sales	$252	$2,416	(89.6)%
% of Net Sales	0.7%	7.5%
Cost of Sales	$26,944	$25,583	5.3%
Gross Profit	$7,771	$6,817	14.0%
Gross Margin	22.4%	21.0%
Salaries, Benefits & Payroll Taxes	$5,596	$6,121	(8.6)%
% of Net Sales	16.1%	18.9%
General and Administrative	$7,116	$6,426	10.7%
% of Net Sales	20.5%	19.8%
Net Loss	$(5,840)	$(6,312)	7.5%
Adjusted Net Loss	$(4,219)	$(5,121)	17.6%
Adjusted EBITDA	$(3,693)	$(4,277)	13.7%
Cash	$11,632	$30,435	(72.2)%

Net sales were $34.7 million in Q2 2021, compared to $32.4 million in Q2 2020, an increase of $2.3 million, or 7.1%. As the Company continues to focus on core (non-nicotine) sales and higher-margin products, including Greenlane Brands, Q2 2021 net sales included negligible nicotine revenue compared to the prior year period.

Gross profit was $7.8 million, or 22.4% of net sales in Q2 2021, compared to $6.8 million, or 21.0% of net sales in Q2 2020. While merchandise margin increased by 2.3% and resulted in a $0.8 million or 7.4% increase in merchandise gross profit, the improvements were slightly offset by a $0.9 million increase in inventory adjustments and a $0.5 million increase in customs duties and fees.

Cash totaled $11.6 million as of June 30, 2021. As of June 30, 2021, working capital was $36.4 million, compared to working capital of $54.2 million, as of December 31, 2020.

	Three Months Ended June 30,		%
	2021	2020	Change
United States - Net Sales	$30,590	$26,368	16.0%
Core Revenue	$30,345	$25,120	20.8%
Non-Core Revenue	$246	$1,248	(80.3)%

Canada - Net Sales	$1,342	$3,510	(61.8)%
Core Revenue	$1,336	$2,342	(42.9)%
Non-Core Revenue	$6	$1,168	(99.5)%

Europe - Net Sales	$2,585	$2,522	2.5%
Core Revenue	$2,585	$2,522	2.5%
Non-Core Revenue	$—	$—	n.a.

Net sales for our United States reporting segment increased $4.3 million, or 16.4%, to $30.7 million in Q2 2021, compared to approximately $26.4 million in the same period in 2020. Net Sales for our Canadian reporting segment decreased to approximately $1.4 million for Q2 2021 compared to approximately $3.5 million in the same period in 2020, primarily due to a decrease of $1.1 million in non-core revenue sales as a result of the Company’s strategic shift away from low-margin nicotine sales. Net sales for our European reporting segment remained flat at $2.6 million for Q2 2021, primarily due to the third-party website sales, which resulted in $0.4 million of additional net sales and a $0.2 million growth in B2B net sales, which offset a $0.6 million decrease in E-Commerce sales.

Conference Call Information

Greenlane will host a conference call Tuesday, August 17th, 2021, to discuss these results. Aaron LoCascio, Chief Executive Officer, will host the call starting at 8:30 a.m. Eastern Time.

Date:	Tuesday, August 17th, 2021
Time:	8:30 a.m. Eastern Time
Dial-In Number:	(833) 519-1285
Conference ID:	2317189
Webcast:	Click here to access
Replay:	(855) 859-2056 or (404) 537-3406
Available until 11:30 PM Eastern Time on August 31st, 2021

About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (NASDAQ: GNLN) is a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products to smoke shops, dispensaries, and specialty retail stores, as well as direct to consumer through its online e-commerce platforms, Vapor.com, Higherstandards.com, Aerospaced.com, Harringglass.com, Eycemolds.com, Canada.Vapor.com, Azarius.net, Vaposhop.com, and recently-acquired Puffitup.com. Founded in 2005, Greenlane serves more than 7,000 retail locations and has over 250 employees with operations in United States, Canada, and Europe. With a strong global footprint, Greenlane has been the partner of choice for many of the industry’s leading brands, who chose to leverage its strong distribution platform, unparalleled customer service, and highly efficient operations and logistics to accelerate their growth. Greenlane’s curated portfolio of owned brands includes EYCE, packaging innovator Pollen Gear™, VIBES™ rolling papers, Marley Natural™ Accessories; K.Haring Glass Collection, Aerospaced grinders, and Higher Standards which offers both an upscale product line as well as an innovative retail experiences with flagship stores located in Chelsea Market, New York and Malibu, California.

For additional information, please visit: https://gnln.com/.

Use of Non-GAAP Financial Measures

Greenlane discloses Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP performance measures, because management believes these metrics assist investors and analysts in assessing our overall operating performance and evaluating how well we are executing our business strategies. You should not consider Adjusted Net Loss or Adjusted EBITDA as alternatives to net loss, as determined in accordance with U.S. GAAP, as indicators of our operating performance. Adjusted Net Loss and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;
•	Adjusted EBITDA does not include interest expense, which has been a necessary element of our costs, and income tax payments we may be required to make;
•	Adjusted EBITDA and Adjusted Net Loss do not reflect equity-based compensation;
•	Adjusted EBITDA and Adjusted Net Loss do not reflect transaction and other costs which are generally incremental costs that result from contemplated or completed transaction;

•	Adjusted EBITDA and Adjusted Net Loss do not reflect other one-time expenses and income, including consulting costs related to the implementation of our ERP system and the reversal of an allowance against indemnification receivables associated with the EU VAT liability;
•	Other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because Adjusted Net Loss and Adjusted EBITDA do not account for these items, these measures have material limitations as indicators of operating performance. Accordingly, management does not view Adjusted Net Loss or Adjusted EBITDA in isolation or as substitutes for measures calculated in accordance with U.S. GAAP.

For more information on Greenlane's non-GAAP financial measures and a reconciliation of GAAP to non-GAAP financial measures, please see the "Reconciliation of GAAP to Non-GAAP Financial Measures" table in this press release.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others: comments relating to the current and future performance of the Company’s business; the pending merger with KushCo; the Company’s strategies; the impacts of acquisitions and other similar transactions; growth in demand for the Company’s products; growth in the market for cannabis and nicotine; the Company’s marketing and commercialization efforts; and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and the Company's other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information is also set forth in Greenlane's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Media Contact

MATTIO Communications

Greenlane@mattio.com

Investor Contact

Rob Kelly

Investor Relations, MATTIO Communications

Greenlane@mattio.com

1-416-992-4539

GREENLANE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The reconciliation of our Net Loss to Adjusted Net Loss for each of the periods indicated is as follows:

	Three Months Ended June 30,
(in thousands)	2021	2020
Net loss	$(5,840)	$(6,312)
EU VAT indemnification allowance adjustment [1]	(1,071)	—
System implementation and website-development expenses [3]	723	44
Restructuring expenses [4]	—	256
Equity-based compensation expense	421	891
Legal and professional fees related to M&A transactions [5]	1,548	—
Adjusted net loss	$(4,219)	$(5,121)

The reconciliation of our Net Loss to Adjusted EBITDA for each of the periods indicated is as follows:

	Three Months Ended June 30,
(in thousands)	2021	2020
Net loss	$(5,840)	$(6,312)
EU VAT indemnification allowance adjustment [1]	(1,071)	—
Other (expense) income, net [2]	(253)	(186)
Provision for income taxes	4	8
Interest expense	133	110
System implementation and website-development expenses [3]	723	44
Restructuring expenses [4]	—	256
Equity-based compensation expense	421	891
Depreciation and amortization	642	650
Legal and professional fees related to M&A transactions [5]	1,548	—
One-time early termination fee on operating lease in connection with moving to a centralized distribution center model	—	262
Adjusted EBITDA	$(3,693)	$(4,277)

(1)	Adjustment to reserve allowance for indemnification receivable from ARI's sellers primarily due to decrease of outstanding payable resulting from lower-than-expected interest and penalties.
(2)	Includes rental and interest income and other miscellaneous income.
(3)	Includes non-recurring expenses related to multiple software implementations, including the ERP implementation; along with non-recurring website development expenses.
(4)	Severance related to European reduction in force related and one-time termination fee for Visalia lease.
(5)	Non-recurring M&A legal and other professional services costs relating to the KushCo merger.